Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes are based on the separate historical financial statements of FS Bancorp, Inc. ("FS Bancorp") and Anchor Bancorp ("Anchor") after giving effects to the merger involving FS Bancorp and Anchor and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

The total number of FS Bancorp shares issued was 725,518, which included 2,177 shares issued as a result of the vesting of the Anchor restricted stock awards and the aggregate cash consideration paid by FS Bancorp was approximately $30.8 million.

The unaudited pro forma condensed consolidated financial information was prepared under the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States, with FS Bancorp treated as the acquirer for accounting purposes. Under the acquisition method of accounting, the assets and liabilities of Anchor, as of the effective date of the merger, were recorded by FS Bancorp at their respective fair values and the excess of the merger consideration over the fair value of Anchor's net assets was allocated to  bargain purchase gain. The merger was completed at 11:58 p.m. on November 15, 2018. As a result, Anchor financial information used for accounting purposes was as of the end of day on November 15, 2018. The unaudited pro forma condensed combined balance sheet as of September 30, 2018 is presented as if the merger with Anchor had occurred on September 30, 2018. The unaudited pro forma condensed combined income statement for the nine months ended September 30, 2018 and year ended December 31, 2017 is presented as if the merger had occurred on January 1, 2017. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.

FS Bancorp has recorded the significant identifiable tangible and identifiable intangible assets of Anchor; however, these are subject to change during the measurement period (not to exceed one year) if material information which existed at the effective date previously unknown becomes known. Accordingly, the unaudited pro forma adjustments, including the allocations of the purchase price, are provisional and have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial information. Adjustments may include, but not be limited to, changes in the underlying values of assets and liabilities if market conditions differ from current assumptions.

The pro forma combined condensed consolidated financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all anticipated financial expenses as a result of the merger and does not reflect any possible financial benefits and, accordingly, does not attempt to predict or suggest future results. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
FS Bancorp's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2017, included in FS Bancorp's Annual Report on Form 10-K for the year ended December 31, 2017 and its unaudited Quarterly Report on Form 10-Q for the nine months ended September 30, 2018;

•
Anchor's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended June 30, 2018, included in Anchor's Annual Report on Form 10-K for the year ended June 30, 2018 and its unaudited Quarterly Report on Form 10-Q for the three months ended September 30, 2018; and

•
other information pertaining to FS Bancorp and Anchor contained in or incorporated by reference into the proxy statement/prospectus filed by FS Bancorp on Pre-Effective Amendment No. 2 to Form S-4 on September 24, 2018. See also "Selected Consolidated Financial Information of FS Bancorp" and "Selected Consolidated Financial Information of Anchor" included elsewhere in the proxy statement/prospectus.

FS BANCORP AND ANCHOR
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
BALANCE SHEET
As of September 30, 2018
(In thousands)

	FS Bancorp(1)	Anchor(1)	Pro Forma Adjustments	Notes	Pro Forma
ASSETS

Cash and cash equivalents	$32,564	$50,546	$(36,698)	A	$46,412
Investment securities available for sale	97,374	16,817	--		114,191
Investment securities held to maturity	--	3,287	(54)	B	3,233
Loans held for sale, at fair value	54,784	999	--		55,783
Loans receivable, net of unearned income	959,617	373,711	(5,527)	C	1,327,801
Less: Allowance for loan losses	12,045	4,420	(4,420)	D	12,045
Total loans receivable, net	947,572	369,291	(1,107)		1,315,756
Other real estate owned	--	742	--		742
Core deposit intangible, net	1,087	--	5,251	E	6,338
Goodwill	2,312	--	--		2,312
BOLI	13,586	20,675	--		34,261
Other assets (includes MSR)	42,052	16,523	1,492	F	60,067
TOTAL ASSETS	$1,191,331	$478,880	$(31,116)		$1,639,095

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits	$944,537	$365,657	$(980)	G	$1,309,214
Borrowings	86,526	37,000	(282)	H	123,244
Subordinated note less unamortized debt issuance costs	9,860	--	--		9,860
Accrued expenses and other liabilities	17,279	7,547	--		24,826
Total liabilities	1,058,202	410,204	(1,262)		1,467,144

STOCKHOLDERS' EQUITY
Common stock	37	25	(18)	I	44
Additional paid-in capital	57,027	22,343	11,416	J	90,786
Retained earnings	79,648	48,063	(43,007)	K	84,704
Accumulated other comprehensive loss, net	(2,664)	(1,232)	1,232	L	(2,664)
Unearned shares – Employee Stock Ownership Plan	(919)	(523)	523	M	(919)
Total stockholders' equity	133,129	68,676	(29,854)		171,951
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,191,331	$478,880	$(31,116)		$1,639,095
___________
(1)
FS Bancorp and Anchor information is as of September 30, 2018 and is unaudited. FS Bancorp's information is derived from its unaudited financial statements included in its Quarterly Report on Form 10-Q for September 30, 2018.  Anchor's information is derived from its unaudited financial statements included in its Quarterly Report on Form 10-Q for September 30, 2018.

See accompanying Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

FS BANCORP AND ANCHOR
UNAUDITED PROFORMA COMBINED CONDENSED CONSOLIDATED
INCOME STATEMENTS
For the Nine Months Ended September 30, 2018
(In thousands, except per share data)

	FS Bancorp(2)	Anchor(2)	Pro Forma Adjustments	Notes	Pro Forma
Interest income:
Interest and fees on loans	$40,015	$16,674	$1,640	N	$58,329
Other	2,578	625	(347)	O	2,856
Total interest income	42,593	17,299	1,293		61,185
Interest expense:
Deposits	4,525	2,664	--		7,189
Subordinated note	508	--	--		508
Other borrowings	1,280	580	--		1,860
Total interest expense	6,313	3,244	--		9,557
Net interest income	36,280	14,055	1,293		51,628
Provision for loan losses	1,250	275	--		1,525
Net interest income after provision for loan losses	35,030	13,780	1,293		50,103
Noninterest income:
Service charges and other fees	2,045	2,054	--		4,099
Income from sale of mortgage loans	12,467	16	--		12,483
Other income	928	956	--		1,884
Total noninterest income	15,440	3,026	--		18,466
Noninterest expense:
Compensation and employee benefits	21,759	6,355	--		28,114
Operations	4,209	2,164	(89)	P	6,284
Occupancy and equipment	2,097	1,270	110	Q	3,477
Data processing	1,944	1,495	--		3,439
Loan costs	2,183	--	--		2,183
Professional and board fees	1,321	--	--		1,321
Other real estate owned, net	--	(93)	--		(93)
Acquisition/merger related costs	443	266	--		709
Other expense	1,062	306	394	R	1,762
Total noninterest expense	35,018	11,763	415		47,196
Income before income taxes	15,452	5,043	878		21,373
Income tax expense	2,822	1,206	189	S	4,217
Net income	$12,630	$3,837	$689		$17,156

Earnings per common share:
Basic	$3.52	$1.54	$--	T	$3.98
Diluted	3.35	1.54	--	T	3.81

Average common shares outstanding:
Basic	3,590,383	2,484,011	(1,758,493)	U	4,315,901
Diluted	3,772,408	2,489,475	(1,763,957)	U	4,497,926
____________
(2)
FS Bancorp and Anchor information is for the nine months ended September 30, 2018 and is unaudited. FS Bancorp's information is derived from its unaudited financial statements included in its Quarterly Report on Form 10-Q for September 30, 2018.  Anchor's information is derived from the information contained in the proxy statement/prospectus and the unaudited financial information included in the financial information included in its Quarterly Report on Form 10-Q for the three months ended September 30, 2018.

See accompanying Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

FS BANCORP AND ANCHOR
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
INCOME STATEMENT
For the Year Ended December 31, 2017
(In thousands, except per share data)

	FS Bancorp(3)	Anchor(3)	Pro Forma Adjustments	Notes	Pro Forma
Interest income:
Interest and fees on loans	$43,457	$20,689	$2,186	N	$66,332
Other Interest Income	2,724	657	(462)	O	2,919
Total interest income	46,181	21,346	1,724		69,251
Interest expense:
Deposits	3,920	3,163	--		7,083
Subordinated note	679	--	--		679
Other borrowings	334	520	--		854
Total interest expense	4,933	3,683	--		8,616
Net interest income	41,248	17,663	1,724		60,635
Provision for loan losses	750	340	--		1,090
Net interest income after provision for loan losses	40,498	17,323	1,724		59,545
Noninterest income:
Service charges and other fees	3,548	2,777	--		6,325
Income from sale of mortgage loans	17,985	241	--		18,226
Gain on sale of mortgage servicing rights	1,062	--	--		1,062
Other income	1,479	1,264	--		2,743
Total noninterest income	24,074	4,282	--		28,356
Noninterest expense:
Compensation and employee benefits	26,595	8,717	--		35,312
Operations	6,205	3,550	(118)	P	9,637
Occupancy and equipment	2,672	1,809	146	Q	4,627
Data processing	2,521	2,107	--		4,628
Loan costs	2,652	--	--		2,652
Professional and board fees	1,697	--	--		1,697
Other real estate owned, net	--	(5)	--		(5)
Other expense	1,651	521	525	R	2,697
Total noninterest expense	43,993	16,699	553		61,245
Income before income taxes	20,579	4,906	1,171		26,656
Income tax expense	6,494	3,908	416	S	10,818
Net income	$14,085	$998	$755		$15,838

Earnings per common share:
Basic	$4.55	$0.41	$--	T	$4.15
Diluted	4.28	0.41	--	T	3.94
Average common shares outstanding:
Basic	3,094,586	2,407,883	(1,682,365)	U	3,820,104
Diluted	3,291,700	2,424,781	(1,699,263)	U	4,017,218
____________
(3)
Anchor information is for the twelve months ended December 31, 2017. FS Bancorp's information is derived from its audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2017.  Anchor's information is derived from its audited financial statements for the year ended June 30, 2017 included in its Annual Report on Form 10-K and the unaudited financial statements included in its Quarterly Reports on Form 10-Q for the six months ended December 31, 2017 and 2016.

See accompanying Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Information
Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial information and explanatory notes have been prepared using the acquisition method of accounting giving effect to the merger involving FS Bancorp and Anchor, with FS Bancorp treated as the acquirer for accounting purposes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position had the merger been consummated at September 30, 2018 or the results of operations had the merger been consummated at January 1, 2017, nor is it necessarily indicative of the results of operation in future periods or the future financial position of the combined entities. The pro forma adjustments are provisional, based on estimates, and are subject to change as more information becomes available and after final analysis of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may be materially different from those presented in this document. The merger was completed at 11:58 p.m. on November 15, 2018. Given this timing, FS Bancorp used the Anchor financial information as of the end of day on November 15, 2018. The merger consideration included the issuance of approximately $33.8 million in equity consideration as well as cash consideration of approximately $30.8 million.

Under the acquisition method of accounting, the assets and liabilities of Anchor were recorded at the respective fair values on the merger date. The fair value on the merger date represents management's best estimates based on available information and facts and circumstances in existence on the merger date. The pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment under the measurement period not to exceed one year from the acquisition date.

Certain historical data of Anchor has been reclassified on a pro forma basis to conform to FS Bancorp's classifications.

The accounting policies of both FS Bancorp and Anchor are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.
Note 2 – Purchase Price
Each share of Anchor common stock has been converted into the right to receive, (1) 0.2921 shares of FS Bancorp common stock and (2) $12.40 in cash, representing an aggregate consideration mix of approximately 60% FS Bancorp stock and 40% cash, excluding restricted stock awards. All outstanding unvested restricted stock awards of Anchor fully vested upon the effective time of the merger and have been converted to shares of FS Bancorp as provided in the merger agreement. FS Bancorp did not issue any fractional shares of stock in the merger as the value of 67.163 fractional shares have been paid in cash.
For purposes of the pro forma combined condensed consolidated financial information presentation, FS Bancorp has made the assumption that all restricted stock awards have been immediately exercised at the merger date for approximately 7,456 Anchor shares that were converted to 2,177 shares of FS Bancorp and $93,000 cash.  In total, FS Bancorp issued 725,518 shares of common stock in the merger, resulting in approximately 4,487,478 shares of common stock outstanding after the merger, and paid aggregate cash consideration in the merger of approximately $30.8 million.  The November 15, 2018 stock price was used as the most recent stock price.  The total consideration transferred approximates $64.6 million.

Note 3 –Purchase Price Allocation of Anchor
At the merger effective time, Anchor's assets and liabilities are required to be recorded at to their estimated fair values.   The assumptions used to determine the relevant fair value adjustments are discussed in detail below in Note 4 – Pro Forma Combined Condensed Consolidated Financial Information Adjustments.  The purchase price is then allocated to the identifiable assets and liabilities based on the fair value.  The excess of the fair value of net assets acquired over the purchase price is recorded as bargain purchase gain.
The pro forma purchase price was preliminarily allocated to the assets acquired and liabilities assumed based on their estimated fair values as summarized in the following table:
	At
	September 30, 2018
	(In thousands)
Pro forma purchase price of Anchor
Fair value of FS Bancorp common stock at $46.54(1) per share for
725,518 shares		$33,766
Cash to be paid		30,805
Total pro forma purchase price		$64,571

Fair value of assets acquired:
Cash	$50,546
Investment securities available for sale	16,817
Investment securities held to maturity	3,233
Loans held for sale	999
Loans receivable, net	368,184
Other real estate owned	742
Intangible assets - CDI	5,251
Real estate	11,884
Mortgage servicing rights	782
Deferred tax asset	739
Other assets	25,285
Total assets and identifiable intangible assets acquired	$484,462

Fair value of liabilities assumed:
Deposits	$364,677
Borrowings	36,718
Accrued expenses and other liabilities	7,547
Total liabilities assumed	$408,942

Fair value of net assets and identifiable intangible assets acquired		$75,520
Bargain purchase gain		$(10,949)

(1)	Stock price is as of the closing date.
At the time of the signing of the merger agreement, it was anticipated that the merger would create goodwill to FS Bancorp meaning that the fair value of Anchor's assets and liabilities FS Bancorp acquired would exceed the purchase price paid for Anchor.  In the merger, each Anchor shareholder received 0.291 of a share of FS Bancorp common stock for each share of Anchor common stock along with $12.40 in cash. Consequently, as described in detail in the proxy statement/prospectus, the merger consideration paid for Anchor was highly dependent on the price of FS Bancorp common stock. At the time of signing the merger agreement the price of FS Bancorp common stock per share was $61.80.  However between signing and closing of the transaction the price of FS Bancorp common stock declined and on the closing of the merger on November 15, 2018 was $46.54 which resulted in a decline in the value of the stock portion of the merger consideration and resulted in the purchase price for Anchor being less than the fair market value of the assets acquired.
Note 4 – Pro Forma Combined Condensed Consolidated Financial Information Adjustments.

The following pro forma adjustments have been included in the unaudited pro forma combined condensed consolidated financial information.  Estimated fair value adjustments are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. The following are the pro forma adjustments made to record the transaction and to adjust Anchor's assets and liabilities to their estimated fair values at September 30, 2018.
Balance Sheet At September 30, 2018
(In thousands)

A. Adjustments to Cash and cash equivalents		$(36,698)
To reflect cash used to purchase Anchor (2,484,030 Anchor common shares outstanding at September 30, 2018 at $12.40 cash consideration per share).	(30,805)
To reflect projected cash used for merger costs. See Note 5 – Merger Costs.	(5,893)

B. Adjustment to Securities held to maturity To reflect the estimated fair market value of securities held to maturity.		(54)

C. Adjustments to Loans receivable, excluding allowance for loan losses and fees not yet recognized		(5,527)
To reflect the discount on loans at merger date.  FS Bancorp estimated the fair value using portfolio performance and yield compared to market and will receive an independent third party review at closing.  Based on the due diligence, a total discount of approximately 1.48% of gross loans ($374,703 x 1.48% = $5,527) was calculated on the loans.

D. Adjustments to Allowance for loan losses		(4,420)
To remove the Anchor allowance for loan losses at period end date as the credit risk is accounted for in the fair value adjustment for the loans receivable in Adjustment C above.

E. Adjustments to Intangible asset, net		5,251
To record the estimated fair value of the core deposit intangible asset ("CDI") identified in the merger as estimated prior to close date and validated at close by an independent third party and to eliminate the Anchor core deposit intangible created in its prior acquisitions.

F. Adjustments to Other assets		1,492
To reflect the fair value of the other assets in the merger as follows:
Deferred tax asset, net	(2,448)
Subtotal of estimated fair value adjustments is $2.4 million at FS Bancorp's estimated statutory rate of 21.5%
(Table continued on following page)

Balance Sheet (continued) At September 30, 2018
(In thousands)
Fixed Assets	3,369
Owned properties to reflect the estimated fair market value of the owned properties.
Mortgage Servicing Rights	554
To reflect estimated fair value of mortgage servicing rights based on third-party valuation.
Interest only strip	17
To record fair market value of interest only strip.
G. Adjustment to Deposits		$(980)
To reflect estimated fair market value of deposits based on current interest rates.

H. Adjustment to Borrowings		(282)
To reflect estimated fair market value of borrowings based on current interest rates.

I. Adjustments to Common stock		(18)
To record the issuance of FS Bancorp common stock as purchase price consideration and to eliminate the common stock of Anchor.
Issuance of FS Bancorp common stock to Anchor shareholders (725,518 shares at $0.01 value)	7

Elimination of the historical Anchor common stock	(25)

J. Adjustment to Additional Paid-in Capital		11,416
To eliminate the historical Anchor additional paid in capital	(22,343)

To record additional paid-in capital for stock valued purchase price	33,766

To record par value of FS Bancorp common stock to Anchor shareholders	(7)

K. Adjustment to Retained earnings		(43,007)
To eliminate the historical Anchor retained earnings	(48,063)

To record estimated merger costs	(5,893)

To record the bargain purchase gain	10,949
To record the difference between the consideration transferred and the estimated fair value of net assets acquired and net liabilities assumed in the merger. See Note 3 – Allocation of Purchase Price of Anchor Bank, above.

L. Adjustment to Accumulated other comprehensive loss		1,232
To eliminate the historical Anchor accumulated other comprehensive loss.
M. Adjustment to Employee Stock Ownership Plan		523
To eliminate the historical Anchor unearned shares of the Employee Stock Ownership Plan.

For purposes of determining the pro forma effect of the merger on the Income Statements, the following pro forma adjustments have been made as if the acquisition occurred as of January 1, 2017:

Income Statements (In thousands)
	For the Nine Months Ended September 30, 2018	For the Year Ended December 31, 2017

N. Adjustments to Interest income: Interest and fees on loans	$1,640	$2,186
To reflect the accretion of interest component of the loan discount resulting from the pro forma loan fair value adjustment in Adjustment C above.  The accretion was calculated using an effective yield method over the weighted average life of five years at the merger date.  The sum of the accumulated discount accretion for the first twelve months and subsequent nine months was estimated to be the accretion for the year ended December 31, 2017 and the nine months ended September 30, 2018, respectively.

O. Adjustments to Interest income: Other	(347)	(462)
To recognize the reduction in other cash reflected for the merger at an estimated yield of 1.5% annualized.

P. Adjustments to Noninterest expense: Operations	(89)	(118)
To reflect the elimination of the Director expenses at Anchor Bancorp.

Q. Adjustments to Noninterst expense: Occupancy and equipment	110	146
To reflect additional depreciation expense based on estimated fair value adjustment.

R. Adjustments to Noninterest expense: Other expense	394	525
To reflect estimated CDI amortization.

S. Adjustments to Noninterest expense: Income tax expense	189	416
Adjusted the tax rate for additional income earned from the combined company to 21.5% for income in 2018 and 35.5% for additional income earned in 2017.

T.   Earnings per common share, basic and diluted, were calculated using the calculated pro forma net income less dividends and undistributed earnings allocated to participating securities divided by the calculated pro forma basic and dilutive average shares outstanding.

U.   Basic and diluted average common shares outstanding were calculated by adding the shares assumed to be issued by FS Bancorp in the merger (725,518 shares, including restricted stock award shares not yet vested) to the historical average FS Bancorp shares outstanding for the nine months ended September 30, 2018 and for the year ended December 31, 2017.

Note 5 – Merger Costs

In connection with the merger, the plan to integrate FS Bancorp's and Anchor's operations is still being developed. Over the next several months, the specific details of these plans will continue to be refined. Management of both companies are currently in the process of assessing the two companies' personnel, benefit plans, computer systems, service contracts and other key factors to determine the most beneficial structure for the combined company.  Certain decisions arising from these assessments may involve involuntary termination of employees, changing information systems, canceling contracts with service providers and other actions.  To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions. Most acquisition and restructuring costs are recognized separately from a business combination and generally will be expensed as incurred.

The table below reflects FS Bancorp's current estimate of the aggregate estimated merger costs of $7.5 million, or $5.9 million net of $1.6 million of income tax benefit, computed using the statutory federal tax rate of 21.5%, expected to be incurred in connection with the merger, which are included in the pro forma financial information. While a portion of these costs may be required to be recognized over time, the current estimate of these costs, primarily comprised of anticipated cash charges, include the following:

At September 30,
2018
(In thousands)
Professional fees	$1,500
Change of control payments	2,961
Severance and retention plan	2,575
Data processing, termination and conversion	471
Pre-tax merger costs	7,507
Income tax benefit at 21.5% rate	1,614
Net merger costs	$5,893

FS Bancorp's cost estimates are forward-looking. While the costs represent FS Bancorp's current estimate of merger costs associated with the merger that will be incurred, the ultimate level and timing of recognition of these costs will be based on the final integration in connection with consummation of the merger. Readers are cautioned that the completion of this integration and other actions that may be taken in connection with the merger will impact these estimates. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs.  These costs are not expected to materially impact the combined company's ability to maintain an adequate level of liquidity necessary to fund loan originations and deposit withdrawals, satisfy other financial commitments and fund operations.  See "Cautionary Statement Regarding Forward-Looking Statements" on page 17 of the proxy statement/prospectus.